EXHIBIT 10.1
Amendment No. 1
to Employment Agreement
     This Amendment No. 1 to Employment Agreement (“Amendment”) is entered into as of November 10, 2006, and to be effective the date hereof, by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the “Company”), and JOSEPH F. FURLONG, III (the “Executive”).
     WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer pursuant to the terms of that certain Employment Agreement between the Company and Executive dated as of December 1, 2000 (the “Employment Agreement”); and
     WHEREAS, Executive and Company desire that amend certain terms of the Employment Agreement as described herein as of the effective date hereof;
     In consideration of the mutual covenants contained in this Amendment, the parties hereby agree as follows:
     1. Period of Employment. Section III.A. of the Employment Agreement is hereby amended by deleting the first sentence of such Section in its entirety and by replacing it with the following:
     “The period of Executive’s employment under this Agreement will commence as of December 1, 2000, and shall continue through September 30, 2007 (“Initial Term”), subject to extension or termination as provided in this Agreement (“Period of Employment”).”
     2. Compensation. The last paragraph of Section IV.B. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     “B. The Annual Incentive Award target shall be equal to one hundred percent (100%) of Executive’s then current annual Base Salary (with the Board of Directors or the Compensation Committee having the option of granting an Annual Incentive Award in excess of the target), contingent upon performance of stipulated goals of the Company established jointly by the Board of Directors and Executive.”
     3. Business. Section V of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     “The Company acknowledges and agrees that Executive shall perform his duties and obligations in various geographic locations including his primary residence in San Francisco, California and the Company’s headquarters in the Nashville, Tennessee area, and the Company will reimburse the Executive for all reasonable travel (including travel to and from San Francisco, California), accommodations (including accommodations in Nashville, Tennessee but not in

San Francisco, California) and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement wherever they may arise. In addition, the Company will reimburse Executive for personal medical insurance.”
     4. Death. A new sentence is hereby added at the end of Section VII of the Employment Agreement that reads as follows:
     “In the event of the death of the Executive during the Period of Employment, all unvested stock options held by Executive shall be deemed fully vested on the date of his death.”
     5. Effect of Termination of Employment. Section VIII.A. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     “If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge (as defined later in this Agreement), the Company will pay the Executive in a lump sum upon such Without Cause Termination or Constructive Discharge an amount equal to the sum of (i) three hundred percent (300%) of his Base Salary as in effect at the time of such termination, plus (ii) three hundred percent (300%) of the greater of the Annual Incentive Award Executive received for performance during the Company’s immediately preceding fiscal year, or the current Annual Incentive Award target in effect at the time of such termination. Earned but unpaid Base Salary will also be paid in a lump sum upon such Termination or Constructive Discharge. The benefits and perquisites described in this Agreement as in effect at the date of resignation or termination of employment (other than travel and accommodation expenses), including, without limitation, health insurance and life insurance will also be continued for thirty six (36) months from the effective date of the Without Cause Termination or Constructive Discharge; provided that access to office space and administrative support shall be maintained only in San Francisco, California and only for a transitional period of twelve (12) months; and provided further that the obligation to pay health insurance premiums shall terminate upon Executive obtaining other employment to the extent such insurance is provided by Executive’s new employer. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge or pursuant to Section XI, all stock options (“Options”) granted to the Executive under any Company stock option program or plan (each and collectively, the “Plan”) shall be deemed vested, and the Company shall cause the Options to remain exercisable until the later of (i) the fifteenth (15th) day of the third (3rd) month following the date on which the Options would have expired following such termination by the terms of the Options and the Plan or (ii) December 31 of the calendar year in which the Option would have expired following such termination by the terms of the Options and the Plan.”

     6. Change in Control.
     (a) Section XI.A. of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
     “A. Effect of Change in Control
     In the event there is a Change in Control (as defined below) and within the twelve (12) month period following such event, or within the ninety (90) day period preceding such event, Executive is terminated, or elects to resign upon written notice to the Company, the Company shall pay to the Executive in a lump sum upon such termination or resignation an amount equal to three hundred percent (300%) of the sum of (i) his Base Salary, plus (ii) an amount equal to the greater of the Annual Incentive Award Executive received for performance during the Company’s immediately preceding fiscal year or the current Annual Incentive Award target in effect at the time of such termination or resignation. The benefits and perquisites described in this Agreement as in effect at the date of resignation or termination of employment (other than travel and accommodation expenses), including, without limitation, health insurance and life insurance will also be continued for thirty six (36) months from the effective date of the date of resignation or termination of employment; provided that access to office space and administrative support shall be maintained only in San Francisco, California and only for a transitional period of twelve (12) months; and provided further that the obligation to pay health insurance premiums shall terminate upon Executive obtaining other employment to the extent such insurance is provided by Executive’s new employer. Company matching payments for corporate retirement plans will become fully vested.
     The amounts described in the above paragraph shall be in lieu of any amounts that Executive would otherwise be entitled to receive under Section VIII of this Agreement (other than earned but unpaid Base Salary and Bonus, which will be paid in a lump sum at the time of Executive’s termination or resignation in connection with a Change of Control).”
     (b) Section XI.C. of the Employment Agreement is hereby amended by deleting each occurrence in such section of the capitalized term “Management,” and by replacing the words “Big Five” with “Big Four.”
     7. Renumbering of Sections XII, XIII, XIV, XV, XVI, XVII and XVIII of the Employment Agreement. Sections XII, XIII, XIV, XV, XVI, XVII and XVIII of the Employment Agreement are hereby renumbered as Sections XIII, XIV, XV, XVI, XVII, XVIII and XIX, respectively.
     8. Section 409A Savings Clause. A new Section XII of the Employment Agreement is hereby added to the Employment Agreement and titled “Section 409A Savings Clause.” The following text is hereby added to new Section XII:

     “Any payment due Executive under Section VIII or Section XI of this Agreement as a result of the Executive’s separation from service with the Company shall be delayed for six (6) months from the dates of such separation from service if necessary to comply with the requirements of Code Section 409A(a)(2)(B)(i). The determination that such delay is not necessary to comply with Code Section 409A(a)(2)(B)(i) shall be made by the Executive but only after the Executive has received the written, well reasoned opinion of independent tax counsel of his choosing that if the Executive were to take a reporting position that Code Section 409A(a)(2)(B)(i) is inapplicable to any such payment, such position would have some “realistic possibility of being sustained on its merits” as such phrase is described in Treasury Regulation Section 1.6694-2. Immediately upon separation from service, the Company shall contribute an amount equal to any payment that may be required to be delayed pursuant to this Section XII into a trust to be governed by terms set forth on Exhibit A hereto. The trustee of such trust shall deliver amounts contributed to such trust upon the earlier of (i) the date such opinion is delivered to the trustee or (ii) the date that is six (6) months after the date of separation from service with the Company.”
     9. Effect of Amendment. Except as expressly amended hereby the terms of the Employment Agreement shall remain in full force and effect.
     10. Governing Law. This Amendment has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.
     Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
Stephen L. Clanton, Chief Financial Officer

EXECUTIVE:
/s/ Joseph F. Furlong, III
Joseph F. Furlong, III

     Authorized and approved by the Compensation Committee of the Board of Directors of American HomePatient, Inc.

By:	/s/ Henry T. Blackstock
Henry T. Blackstock, Compensation Committee Chairman

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